Exhibit 99.1
NEWS RELEASE
FOR MORE INFORMATION, CONTACT:
Paul D. Borja
Executive Vice President / CFO
(248) 312-2000
FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS 2007 THIRD QUARTER RESULTS
TROY, Mich. (October 30, 2007) — Flagstar Bancorp, Inc. (NYSE:FBC), today reported a 2007 third quarter net loss of $32.1 million, or $(0.53) per share (diluted), as compared to a 2006, third quarter net earnings of $20.8 million, or $0.32 per share (diluted). For the nine months ended September 30, 2007, net loss totaled $9.2 million, or $(0.15) per share (diluted) compared to net earnings of $68.3 million, or $1.06 per share (diluted) for the same nine month period in 2006. On a linked-quarter basis, net earnings decreased $47.2 million from $15.1 million, or $0.25 per share (diluted) in the second quarter 2007.
The 2007 third quarter loss as compared to the same period in 2006 primarily reflects, a decrease in gains on sale of mortgage servicing rights, an increase in the provision for loan loss and an increase in losses on loan sales.
On a linked quarter basis, net earnings decreased as a result of a decrease in gain on loan sales, an increase in the provision for losses, and a decrease in gains on sales of mortgage servicing rights, offset in part by an increase in net interest income.
Consolidated assets increased $1.1 billion, or 7.1%, from $15.5 billion at December 31, 2006 to $16.6 billion at September 30, 2007 and increased $1.5 billion or 9.9% from $15.1 billion at September 30, 2006.
Liquidity
Flagstar’s primary sources of funds are deposits, loan repayments and sales, advances from the Federal Home Loan Bank, security repurchase agreements, cash generated from operations and customer escrow accounts. Retail deposits increased to $5.0 billion at September 30, 2007, as compared to $4.9 billion at December 31, 2006. At September 30, 2007, we had available collateral at the FHLB sufficient to access $7.4 billion of the line of which $1.0 billion was still available at September 30, 2007. Also at September 30, 2007, we had $1.2 billion of agency securities and $0.8 billion of non-agency securities available for uses as collateral in security repurchase agreements. We can also draw upon our $0.9 billion line of credit at the Federal Reserve discount window but have not used that facility as of September 30, 2007.
Capital
At September 30, Flagstar Bancorp had $728.9 million in equity. Flagstar Bank, our wholly owned subsidiary, was considered “well-capitalized” for regulatory purposes at September 30, 2007, with regulatory capital ratios of 5.78% core capital (based on $955.2 million of regulatory Tier 1 capital) and 10.65% risk-based capital (based on regulatory total risk-based capital of $977.4 million).
Net Interest Margin
Net interest margin increased on a linked quarter basis from second quarter 2007 to third quarter 2007 at both the Bancorp and Bank levels. Flagstar Bancorp’s net interest margin for the third quarter 2007 was 1.36%, as compared to 1.35% for the second quarter 2007 and 1.54% for the third quarter 2006. For the nine months ended September 30, 2007 the net interest margin was 1.38% as compared to 1.57% reported for the nine months ended September 30, 2006.

The net interest margin of its subsidiary Flagstar Bank for the third quarter 2007 was 1.52%, as compared to 1.43% for the second quarter 2007 and 1.67% for the third quarter 2006. For the nine months ended September 30, 2007 its net interest margin was 1.45% as compared to 1.65% for the nine months ended September 30, 2006.
Retail Banking Operations
Flagstar Bank had 158 retail banking branches at September 30, 2007, an increase of 8.2% as compared to 146 branches as of September 30, 2006 and an increase of 4.6% from 151 branches at December 31, 2006. For the fourth quarter 2007 and for 2008, Flagstar Bank plans to open a total of 20 more retail banking branches. During the third quarter of 2007, the total number of retail accounts increased 6.7% to 292,200 as compared to approximately 273,800 at September 30, 2006 and 5.1% to approximately 277,900 at December 31, 2006.
Mortgage Banking Operations
Loan production for third quarter 2007 decreased 8.1% to $6.8 billion, including $6.6 billion of residential loans, as compared to $7.4 billion, including $7.2 billion of residential loans, during second quarter 2007 and $4.8 billion, including $4.6 billion of residential loans, for third quarter of 2006.
For the nine months ended September 30, 2007 loan production increased 35.1% to $20.0 billion, including $19.2 billion of residential loans, as compared to $14.8 billion, including $13.9 billion of residential loans, for the nine months ended September 30, 2006. At September 30, 2007, subprime loans comprised approximately 1% of the investment loan portfolio.
Flagstar’s loss on sale spread was a negative 29 basis points for the quarter ended September 30, 2007, as compared to a gain on loan sale spreads of 52 basis points for the second quarter 2007 and a negative 20 basis points for the quarter ended September 30, 2006. Our calculation of net gain on loan sales reflects any mark to market adjustments on loan commitments and forward sales commitments in accordance with SFAS 133, lower of cost or market adjustments on loan transfers and provisions to our secondary market reserve. Net mark to market adjustments made in accordance with SFAS 133, amounted to $8.5 million, ($3.6) million and $7.1 million for the three months ended September 30, 2007, June 30, 2007 and September 30, 2006, respectively. Lower of cost or market adjustments on loan transfers amounted to $0.1 million for both the three months ended September 30, 2007 and June 30, 2007 and $1.1 million for the three months ended September 30, 2006. Provisions to our secondary market reserve amounted to $2.7 million, $2.4 million and $1.6 million for the three months ended September 30, 2007, June 30, 2007 and September 30, 2006, respectively. Also included in our net gain on loan sales are the capitalized value of our MSR’s, which totaled $93.6 million, $86.0 million and $61.6 million for the three months ended September 30, 2007, June 30, 2007 and September 30, 2006, respectively.
For the nine months ended September 30, 2007, the gain on sale spread increased 5 basis points to 21 basis points, as compared to 16 basis points for the same period in 2006. Our calculation of net gain on loan sales reflects any mark to market adjustments on loan commitments and forward sales commitments in accordance with SFAS 133, lower of cost or market adjustments on loan transfers and provisions to our secondary market reserve. Net mark to market adjustments made in accordance with SFAS 133, amounted to $0.1 million and ($2.4) million for the nine months ended September 30, 2007 and September 30, 2006, respectively. Lower of cost or market adjustments on loan transfers amounted to $0.2 million and $1.9 million for the nine months ended September 30, 2007 and 2006, respectively. Provisions to our secondary market reserve amounted to $7.2 million and $4.1 million for the nine months ended September 30, 2007 and 2006, respectively. Also included in our net gain on loan sales are the capitalized value of our MSR’s, which totaled $247.5 million and $171.1 million for the nine months ended September 30, 2007 and 2006, respectively.
At September 30, 2007, Flagstar’s mortgage servicing portfolio totaled $26.7 billion with a weighted average service fee of 36.4 basis points. This is an increase from $21.5 billion at June 30, 2007 with a weighted average servicing fee of 36.9 basis points. The capitalized value of Flagstar’s servicing portfolio at September 30, 2007 was $340.8 million, or 1.28% of the outstanding balance of loans serviced for others, with an estimated market value of $385.6 million. This compares to the capitalized value at June 30, 2007 of $266.5 million, or 1.24% with an estimated market value of $333.3 million and a capitalized value at September 30, 2006 of $150.7 million, or 1.02% with an estimated market value of $180.0 million.
Asset Quality
During the third quarter 2007, Flagstar increased its allowance for loan losses to $77.8 million, or 1.11% of loans held for investment at September 30, 2007, from $53.4 million, or 0.70% of loans held for investment, at June 30, 2007 and from $42.7 million, or 0.48% of loans held for investment, at September 30, 2006. Single-family residential first mortgage loans held for investment at September 30, 2007 had an average FICO credit score of 719 and an average original loan-to-value ratio of 73.65%.
Net charge-offs of loans during the third quarter 2007 decreased to $5.8 million from $6.5 million during the second quarter 2007 and increased from $4.7 million during the third quarter 2006. Third quarter 2007 total non-performing assets increased to $221.0 million at September 30, 2007, from $160.2 million at December 31, 2006 and $158.8 million at September 30, 2006.
Non-performing loans, which include loans 90 days or more past due and matured loans, increased to $127.5 million at September 30, 2007 as compared to $99.3 at June 30, 2007 and $55.5 million at September 30, 2006. At September 30, 2007, 76.0% of non-performing loans were secured by first or second mortgages on single-family homes as compared to 78.1% at June 30, 2007 and 91.9% at September 30, 2006.
Loans 90 days or more past due and matured loans were 1.81% of loans held for investment at September 30, 2007 as compared to 1.30% at June 30, 2007 and 0.62% at September 30, 2006. The aggregate of loans past due 30 days or less and 60 days or less increased 46.1% to $117.9 million at September 30, 2007 from $80.7 million at June 30, 2007.
Of non-performing assets, real estate owned increased 4.0% to $84.2 million at September 30, 2007 from $81.0 million at December 31, 2006 and $71.5 million at September 30, 2006. Repurchased and non-performing assets decreased 57.9% to $9.3 million at September 30, 2007 compared to $22.1 million at December 31, 2006 and $31.9 million at September 30, 2006.
As Previously Announced
The Company’s quarterly earnings conference call will be held on Wednesday, October 31, 2007 from 11 a.m. until noon (Eastern).
Questions for discussion at the conference call may only be submitted in advance by e-mail to investors@flagstar.com.
The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (913) 312-0416 or toll free at (800) 289-0462, passcode: 4268862.
Flagstar Bancorp, with $16.6 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At September 30, 2007, Flagstar operated 158 banking centers in Michigan, Indiana and Georgia and 151 home loan centers in 29 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
Summary of Consolidated	September 30,	June 30,	September 30,	September 30,	September 30,
Statements of Operations	2007	2007	2006	2007	2006
Interest income	$237,151	$222,464	$205,557	$680,185	$589,503
Interest expense	(183,215)	(172,547)	(151,929)	(524,360)	(426,462)

Net interest income	53,936	49,917	53,628	155,825	163,041
Provision for loan losses	(30,195)	(11,452)	(7,291)	(49,941)	(17,213)

Net interest income after provision	23,741	38,465	46,337	105,884	145,828
Non-interest income
Loan fees and charges, net	(218)	837	2,146	1,257	4,996
Deposit fees and charges	5,808	5,710	5,080	16,496	15,584
Loan servicing fees, net	4,333	3,149	7,766	10,097	12,430
Net gain on securities available for sale	668	—	—	1,397	—
Gain on loan sales, net	(17,457)	28,144	(8,197)	35,841	18,538
Gain on MSR sales, net	456	5,610	45,202	6,181	88,719
Residual Impairment	(3,612)	—	(2,144)	(3,612)	(5,701)
Unrealized gain on trading securities	1,914	—	—	1,914	—
Other income	9,376	13,994	4,485	29,039	23,966

Total non-interest income	1,268	57,444	54,338	98,610	158,532
Non-interest expenses
Compensation and benefits	(44,653)	(42,847)	(41,715)	(129,924)	(120,346)
Commissions	(18,136)	(19,517)	(18,405)	(52,959)	(56,283)
Occupancy and equipment	(17,622)	(17,038)	(17,749)	(51,446)	(51,405)
General and administrative	(10,658)	(11,178)	(9,242)	(33,841)	(30,070)
Other	(5,431)	(5,366)	(4,829)	(14,303)	(11,464)

Total non-interest expense	(96,500)	(95,946)	(91,940)	(282,473)	(269,568)
Capitalized direct cost of loan closing	23,240	23,712	23,087	65,581	70,291

Total non-interest expense after capitalized direct cost of loan closing	(73,260)	(72,234)	(68,853)	(216,892)	(199,277)

(Loss) Earnings before federal income tax	(48,251)	23,675	31,822	(12,398)	105,083
(Benefit) Provision for federal income taxes	(16,196)	(8,544)	(11,070)	(3,233)	(36,780)

Net (loss) earnings	$(32,055)	$15,131	$20,752	$(9,165)	$68,303

Basic (loss) earnings per share	$(0.53)	$0.25	$0.33	$(0.15)	$1.08

Diluted (loss) earnings per share	$(0.53)	$0.25	$0.32	$(0.15)	$1.06

Dividends paid per common share	$0.10	$0.10	$0.15	$0.30	$0.45

Dividend payout ratio	(18.8%)	39.7%	46.0%	(197.3%)	41.9%
Net interest spread — Consolidated	1.27%	1.27%	1.47%	1.29%	1.48%
Net interest margin — Consolidated	1.36%	1.35%	1.54%	1.38%	1.57%
Interest rate spread — Bank only	1.35%	1.30%	1.44%	1.29%	1.44%
Net interest margin — Bank only	1.52%	1.43%	1.67%	1.45%	1.65%
Return on average assets	(0.77)%	0.38%	0.55%	(0.08)%	0.60%
Return on average equity	(17.08)%	7.69%	10.10%	(1.57)%	12.23%
Efficiency ratio	133.45%	67.28%	63.77%	85.24%	61.97%
Average interest earning assets	$15,694,934	$14,799,436	$13,814,697	$15,063,143	$13,855,673
Average interest paying liabilities	$15,233,024	$14,582,350	$13,461,132	14,802,878	$13,596,942
Average stockholders’ equity	$750,570	$786,768	$821,699	776,989	$744,394
Equity/assets ratio (average for the period)	4.51%	4.99%	5.46%	4.79%	4.93%
Ratio of charge-offs to average loans held for investment	0.33%	0.36%	0.18%	0.34%	0.19%

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

Summary of the Consolidated	September 30,	June 30,	December 31,	September 30,
Statements of Financial Condition:	2007	2007	2006	2006

Total assets	$16,564,999	$16,179,478	$15,497,205	$15,120,025
Mortgage backed securities held to maturity	1,343,778	1,069,350	1,565,420	1,552,040
Loans held for sale	5,604,041	5,110,768	3,188,795	3,286,263
Loans held for investment, net	6,956,932	7,602,073	8,893,906	8,881,437
Allowance for loan losses	77,800	53,400	45,779	42,744
Servicing rights	340,814	266,545	173,288	150,663
Deposits	8,485,556	7,697,810	7,623,488	8,212,773
FHLB advances	6,392,000	5,529,055	5,407,000	4,517,308
Repurchase agreements	468,668	1,705,418	990,806	734,495
Stockholders’ equity	728,906	770,275	812,234	815,012

Other Financial and Statistical Data:
Equity/assets ratio	4.40%	4.76%	5.24%	5.39%
Core capital ratio	5.78%	6.04%	6.37%	6.52%
Total risk-based capital ratio	10.65%	10.96%	11.55%	11.52%
Book value per share	$12.09	$12.78	$12.77	$12.82
Shares outstanding	60,271	60,260	63,605	63,571
Average shares outstanding	61,450	60,691	63,588	63,475
Average diluted shares outstanding	61,874	61,110	64,328	64,323
Loans serviced for others	$26,665,052	$21,508,835	$15,032,504	$14,829,396
Weighted average service fee (bps)	36.4	36.9	37.1	34.6
Value of servicing rights	1.28%	1.24%	1.15%	1.02%
Allowance for loan losses to non performing loans	61.0%	53.8%	80.2%	77.1%
Allowance for loan losses to loans held for investment	1.11%	0.70%	0.51%	0.48%
Non performing assets to total assets	1.34%	1.18%	1.03%	1.05%
Number of bank branches	158	156	151	146
Number of loan origination centers	151	73	76	85
Number of employees (excluding loan officers & account executives)	2,939	2,689	2,510	2,559
Number of loan officers and account executives	852	462	444	491

Loan Originations
(Dollars in millions)
(unaudited)

	For the Three Months Ended						For the Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30
Loan type	2007		2007		2006		2007		2006
Residential mortgage loans	$6,566	96.1%	$7,162	96.5%	$4,634	95.9%	$19,218	96.1%	$13,883	94.0%
Consumer loans	87	1.3	110	1.5	113	2.3	300	1.5	486	3.3
Commercial loans	176	2.6	150	2.0	87	1.8	485	2.4	399	2.7

Total loan production	$6,829	100.0%	$7,422	100.0%	$4,834	100.0%	$20,003	100.0%	$14,768	100.0%

Gain on Loan Sales
(Dollars in millions)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30
Description	2007	2007	2006	2007	2006
Net (loss) gain on loan sales	$(17,457)	$28,144	$(8,197)	$35,841	$18,538

Loans sold	$5,955,396	$5,370,633	$4,045,915	$16,975,645	$11,904,611
Sales spread	(0.29%)	0.52%	(0.20%)	0.21%	0.16%
Loans Held for Investment
(Dollars in thousands)
(unaudited)

	September 30,		June 30,		December 31,		September 30,
Description	2007		2007		2006		2006
First mortgage loans	$4,938,083	70.2%	$5,542,471	72.4%	$6,211,765	69.4%	$6,427,010	72.0%
Second mortgage loans	58,224	0.8	61,107	0.8	715,154	8.0	589,860	6.6
Commercial real estate loans	1,463,222	20.8	1,381,552	18.0	1,301,819	14.6	1,260,338	14.1
Construction loans	88,018	1.3	82,301	1.1	64,528	0.7	64,014	0.7
Warehouse lending	175,496	2.5	267,740	3.5	291,656	3.3	203,187	2.3
Consumer loans	291,889	4.1	302,047	3.9	340,157	3.8	365,288	4.1
Non-real estate commercial	19,800	0.3	18,255	0.3	14,606	0.2	14,484	0.2

Total loans held for investment	$7,034,732	100.0%	$7,655,473	100.0%	$8,939,685	100.0%	$8,924,181	100.0%

Deposit Portfolio
(Dollars in thousands)
(unaudited)

	September 30, 2007		June 30, 2007		December 31, 2006		September 30, 2006
Description	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Demand deposits	$392,872	1.59%	$404,837	1.58%	$380,162	1.28%	$351,233	0.85%
Savings deposits	171,381	2.30	133,099	1.48	144,460	1.55	159,769	1.61
Money market deposits	562,039	4.04	611,506	4.19	608,282	4.05	620,019	3.98
Certificates of deposits	3,863,249	5.07	3,756,718	5.00	3,763,781	4.86	3,846,023	4.72

Total retail deposits	4,989,541	4.59	4,906,160	4.52	4,896,685	4.38	4,977,044	4.26
Company controlled custodial deposits	357,207	—	369,861	—	244,193	—	377,135	—
Municipal deposits / CDARS	1,930,679	5.42	1,540,177	5.35	1,419,964	5.33	1,988,616	5.41
Wholesale deposits	1,208,129	4.51	881,612	3.72	1,062,646	3.66	1,247,113	3.59

Total deposits	$8,485,556	4.57%	$7,697,810	4.38%	$7,623,488	4.30%	$8,589,908	4.24%

Asset Quality
(Dollars in thousands)
(unaudited)

	September 30, 2007		June 30, 2007		December 31, 2006		September 30, 2006
		% of		% of		% of		% of
Days delinquent	Balance	Total	Balance	Total	Balance	Total	Balance	Total
30	$73,382	29.9%	$50,202	27.9%	$40,140	33.6%	$33,738	32.0%
60	44,481	18.1	30,451	16.9	22,163	18.6	16,150	15.3
90 + and Matured Delinquent	127,506	52.0	99,298	55.2	57,071	47.8	55,464	52.7

Total	$245,369	100.0%	$179,951	100.0%	$119,374	100.0%	$105,352	100.0%

Investment loans	$7,034,732		$7,655,473		$8,939,685		$8,924,181

	Non-Performing Loans and Assets at
	September 30,	June 30,	December 31,	September 30,
	2007	2007	2006	2006
Non-Performing Loans	$127,506	$99,298	$57,071	$55,464
Real Estate Owned	84,248	78,916	80,995	71,514
Repurchased Assets/Non-Performing Assets	9,261	12,501	22,096	31,854

Non-Performing Assets	$221,015	$190,715	$160,162	$158,832

Non-Performing Loans as a Percentage of Investment Loans	1.81%	1.30%	0.64%	0.62%
Non-Performing Assets as a Percentage of Total Assets	1.34%	1.18%	1.03%	1.05%